EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: February 14, 2005
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC Completes DynCorp International Divestiture
and Announces Debt Redemption

          EL SEGUNDO, Calif., Feb. 14 -- Computer Sciences Corporation (NYSE: CSC) today announced that it has completed the $850 million sale of DynCorp International, DynMarine and selected DynCorp Technical Services contracts to Veritas Capital, as previously announced on December 12, 2004. The purchase price consists of $775 million in cash and $75 million of Preferred Stock with a 13% dividend. CSC will receive an additional amount of Preferred Stock, estimated not to exceed $75 million, when closing date working capital has been finalized.

          The divested entities provide security and aircraft maintenance services, which are not core CSC service offerings, to the U.S. federal government. These entities were part of DynCorp, which CSC purchased during 2003 for approximately $914 million.

          "We look forward to continuing our legacy of providing a broad range of comprehensive information technology, engineering and professional services, which have been our core strengths, to the U.S. federal government and commercial clients," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "This transaction further emphasizes our commitment."

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Computer Sciences Corporation - Page 2	February 14, 2005

          CSC will use the net proceeds from this sale to grow its business and strengthen its balance sheet. As a part of this program, CSC will reduce its term debt by $1 billion on March 11, 2005. The impact of this debt reduction, rather than investing in short term instruments, has the effect of lowering fiscal 2006 net pre-tax interest expense by approximately $30 million. "Our $500 million of 7.5% notes due August 8, 2005, and $500 million of 6.75% notes due June 15, 2006, will be redeemed March 11, 2005," said CSC Chief Financial Officer Leon J. Level. "We expect our fiscal 2005 year-end ratio of debt-to-total capitalization will be below 20%. Our sources of liquidity at fiscal 2005 year end will include our cash balances, our $700 million commercial paper credit facility and $900 million of debt capacity readily available through our existing shelf registration."

          "This liquidity will provide us with additional flexibility for several options, including pursuing large-scale outsourcing agreements and acquisitions of businesses enhancing or complementing our core capabilities, such as business process outsourcing and our delivery of IT services, and the repurchase of stock," said Honeycutt.

          "On February 8, 2005, we narrowed our previous fiscal 2005 earnings-per-share guidance from a range of $3.10 to $3.20 to a range of $3.12 to $3.18. The tighter range reflected our expectation the divestiture would be completed February 11, and we therefore will not include seven weeks of these discontinued operations in this quarter's results. Our EPS guidance excludes the more than $400 million pre-tax gain on this divestiture and the $19 million after-tax expense related to the redemption of debt. In accordance with our customary practice, we will give complete guidance on fiscal 2006 when we announce the results of fiscal 2005 in May. We believe with this divestiture and our strong balance sheet, we should be well positioned for fiscal 2006."

The company has provided historical data on revenue and earnings per share for discontinued operations in the accompanying table.

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Computer Sciences Corporation - Page 3	February 14, 2005

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees supporting continuing operations, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $13.9 billion from continuing operations for the 12 months ended Dec. 31, 2004. For more information, visit the company's Web site at www.csc.com.

          All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in CSC's Form 10-Q for the quarter ended December 31, 2004. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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Computer Sciences Corporation - Page 4	February 14, 2005

Discontinued Operations
(unaudited)

(in millions except
per-share amounts)	Fiscal 2005
	1st	2nd	3rd
	Quarter	Quarter	Quarter	Year-to-Date
Revenue	$411.8	$515.1	$474.9	$1,401.8
Income before taxes	23.3	32.2	38.1	93.6
Net Income	14.3	19.8	23.5	57.6
EPS, discontinued operations	$0.08	$0.10	$0.12	$0.30

	Fiscal 2004
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter	Total
Revenue	$270.5	$267.3	$291.7	$373.0	$1,202.5
Income before taxes	13.4	10.5	8.5	16.7	49.1
Net Income	8.2	6.5	5.2	10.3	30.2
EPS, discontinued operations*	$0.04	$0.03	$0.03	$0.05	$0.16

* Amounts do not total across due to rounding